Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-45763) pertaining to the 1996 Stock Option and Incentive Plan and the Registration Statement (Form S-8 No. 333-45761) pertaining to the Management Development and Recognition Plan and Trust Agreement of Eagle BancGroup, Inc. (the 'Company') of our report dated January 17, 1997, with respect to the consolidated financial statements of the Company included in the Annual Report on Form 10-K for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana
March 26, 1999